As filed with the United States Securities and Exchange Commission on October 6, 2004

Registration No. 333-113891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Aames Investment Corporation

(Exact Name of Registrant as Specified in Governing Instruments)

Maryland	6162	34-1981408
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 S. Grand Avenue, 43rd Floor

Los Angeles, CA 90071

(323) 210-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John F. Madden, Jr., Esq.

Executive Vice President, Secretary and General Counsel

350 S. Grand Avenue, 43rd Floor

Los Angeles, CA 90071

(323) 210-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth E. Kohler, Esq.

Mayer, Brown, Rowe & Maw LLP

350 S. Grand Avenue, 25th Floor

Los Angeles, CA 90071

(213) 229-9500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-113891

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Aames Investment’s registration statement on Form S-4 (No. 333-113891) is filed solely to include Exhibit 10.5 and Exhibit 99.4 as additional exhibits to the registration statement. In accordance with Rule 462(d) under the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective upon filing with the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Financial Statements and Exhibits

(b) Exhibits

See the Exhibit Index attached hereto.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 6, 2004.

AAMES INVESTMENT CORPORATION

By:	/s/ A. JAY MEYERSON*
A. Jay Meyerson Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ A. JAY MEYERSON* A. Jay Meyerson	Chief Executive Officer (Principal Executive Officer)	October 6, 2004

/s/ RONALD J. NICOLAS, JR.* Ronald J. Nicolas, Jr.	Executive Vice President—Finance and Chief Financial Officer (Principal Financial Officer)	October 6, 2004

/s/ JON D. VAN DEUREN* Jon D. Van Deuren	Senior Vice President—Finance and Chief Accounting Officer (Principal Accounting Officer)	October 6, 2004

/s/ JOHN F. MADDEN, JR. John F. Madden, Jr.	Director	October 6, 2004

*	By John F. Madden Jr., Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Form of Agreement and Plan of Merger (included as an annex to the proxy statement/prospectus as part of this registration statement)

3.1	Form of Articles of Amendment and Restatement (included as an annex to the proxy statement/prospectus as part of this registration statement)

3.2	Bylaws*

4.1	Form of Common Stock Certificate**

5.1	Opinion of Venable LLP regarding the validity of the securities being registered***

8.1	Opinion of Mayer, Brown, Rowe & Maw LLP regarding tax matters***

10.1	Form of Aames Investment Equity Incentive Plan (included as an annex to the proxy statement/prospectus as part of this registration statement)

10.2	Form of Aames Financial 2004 Equity Incentive Plan (included as an annex to the proxy statement/prospectus as part of this registration statement)

10.3	Form of Registration Rights and Governance Agreement among Specialty Finance Partners, Capital Z Management LLC and Aames Investment (included as an annex to the proxy statement/prospectus as part of this registration statement)

10.4	Form of Employment Agreement between Aames Investment and A. Jay Meyerson*

10.5	Form of Aames Investment Indemnification Agreement with directors and executive officers

21.1	List of Subsidiaries*

23.1	Consent of Venable LLP (included as part of Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (Aames Financial Corporation and Aames Investment Corporation)***

23.3	Consent of Mayer, Brown, Rowe & Maw LLP (included as part of Exhibit 8.1)

24.1	Power of Attorney (included on signature page of this registration statement filed with the Commission on March 24, 2004)

99.1	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors LLC (included as an annex to the proxy statement/prospectus as part of this registration statement)

99.2	Consent of Houlihan Lokey Howard & Zukin Financial Advisors LLC ****

99.3	Form of proxy card***

99.4	Form for reorganization consideration election

*	Included as an exhibit to Amendment No. 2 to this registration statement filed with the SEC on July 22, 2004
**	Included as an exhibit to Amendment No. 3 to this registration statement filed with the SEC on September 7, 2004
***	Included as an exhibit to Amendment No. 5 to this registration statement filed with the SEC on September 30, 2004
****	Included as an exhibit to Amendment No. 1 to this registration statement filed with the SEC on May 27, 2004